                       [Letterhead of Graham & James LLP]


December 11, 1996



Sierra Pacific Power Company
6100 Neil Road
P.O. Box 10100
Reno, Nevada 89520-0400


Re:  Sierra Pacific Power Company - $35,000,000 of
     Collateralized Debt Securities
     ---------------------------------------------


Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3 (the "Registration Statement") of Sierra Pacific Power Company (the "Company") relating to the proposed issuance and sale from time to time of up to $35,000,000 of Collateralized Debt Securities (the "Debt Securities"), in one or more separate series. The Debt Securities are to be issued under the Collateralized Trust Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee (the "Indenture Trustee") as heretofore supplemented and modified and to be further supplemented by the Fourth Supplemental Indenture dated as of January 1, 1997 (collectively, the "Indenture") and to be secured by the Company's first mortgage bonds to be issued pursuant to an Indenture of Mortgage dated as of December 1, 1940, from the Company's predecessor to The New England Trust Company and
Leo W. Huegle (State Street Bank & Trust Company and Gerald R. Wheeler, respectively, by succession), as Trustees, as heretofore supplemented and modified and assumed by the Company, and to be further supplemented by a Thirty-fifth Supplemental Mortgage Indenture dated as of January 1, 1997 (collectively, the "Mortgage Indenture").

In connection with rendering the opinions expressed herein, we have reviewed the Registration Statement, including the preliminary prospectus (the "Prospectus"), the Fourth Supplemental Indenture and the Thirty-fifth Supplemental Mortgage Indenture. In addition, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed (1) the genuineness and authenticity of all signatures on all

Sierra Pacific Power Company
February 13, 1996
Page 2


documents furnished to us, (2) the accuracy of all records furnished to us,
(3) the authenticity of all documents submitted to us as originals, (4) the conformity to and authenticity of the original documents of all documents submitted to us as copies, (5) the accuracy, completeness and authenticity of certificates of public officials and others, (6) the authenticity of all signatures on all documents furnished to us, the due execution and delivery pursuant to due authorization thereof by, and the validity and binding effect thereof on, each party thereto other than the Company, and (7) the performance by the Company of all of its obligations under the Debt Securities, the Indenture and the Mortgage Indenture.

We have also relied on representations made in the Registration Statement, the Indenture and the Mortgage Indenture as to various questions of fact material to the matters set forth in the opinions expressed below, and we have not assumed any responsibility for making any independent investigation or verification of any factual matter stated in or represented by the Registration Statement, the Debt Securities, the Indenture or the Mortgage Indenture, or any other factual matter, except to obtain where we deemed appropriate written representations or certificates of the officers of the Company or appropriate public officials.

In issuing the opinions expressed herein, we have also assumed (1) that the total aggregate principal amount of issuances of debt securities and guaranties, including the Debt Securities, to be issued by the Company pursuant to the authority granted to it by Decision No. 95-08-045 of the Public Utilities Commission of the State of California (the "CPUC") will not exceed One Hundred Fifteen Million Dollars ($115,000,000), and (2) that the Debt Securities are being issued pursuant to the authority granted to the Company under CPUC Decision No. 95-08-045.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is qualified under the laws of the State of California to hold property and to transact an electric public utility business in the State of California, and is in good standing as a foreign corporation in the State of California.

2. The CPUC, acting on an application filed by the Company, has issued an opinion authorizing the Company to issue and sell the Debt Securities and to enter into the Fourth Supplemental Indenture and

Sierra Pacific Power Company
February 13, 1996
Page 3


    the Thirty-fifth Supplemental Mortgage Indenture as described above. The Company is therefore authorized under the laws of the State of California to execute the Indenture and the Thirty-fifth Supplemental Mortgage Indenture as described above and to issue and sell the Debt Securities upon such terms without any further authorization of any regulatory or governmental body of the State of California.

This opinion is limited in all respects to matters governed by the laws of the State of California, and we have made no inquiry into the laws or regulations of any jurisdiction or jurisdictions other than the laws of the State of California.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. These opinions may not be used or relied upon by any other person other than in connection with the law firm of Choate, Hall & Stewart's issuing a legal opinion as required under the Prospectus, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


Very truly yours,

GRAHAM & JAMES LLP

/s/ GRAHAM & JAMES LLP